Exhibit 99.1

Match.com Announces Planned Public Offer for all Outstanding Shares of Meetic S.A.

NEW YORK — May 30, 2011 —  Match.com, the world’s leading personals company and an operating business of IAC (Nasdaq: IACI), announced today that it intends to launch a voluntary public tender offer for all of the outstanding shares of Meetic S.A. at a price of €15.00 per share in cash. The offer price represents a premium of approximately 11.6% on the closing price of Meetic shares on May 27, 2011.

Match.com owns approximately 27% of the outstanding shares of Meetic, which it obtained when it combined its European businesses with Meetic in 2009.

“Today we are announcing a big step forward in strengthening our partnership with Meetic and aligning the companies for even greater growth,” said Greg Blatt, CEO of IAC.  “We believe people will increasingly meet online, and increasing our ownership stake allows us to leverage our commitments to product, marketing and technology innovation in the space across Europe.  Meetic has done a fantastic job realizing the synergies from the 2009 merger, and now we believe we can apply the same lessons learned in revitalizing Match.com’s growth trajectory in the U.S. beginning in 2009.”

Marc Simoncini, Meetic’s founder and Chairman, has entered into a binding agreement to tender in the offer approximately 3.7 million shares, representing approximately 16% of the total number of shares outstanding.  Mr. Simoncini will retain the balance of his stake (approximately 1.6 million shares, representing approximately 7% of the total number of shares outstanding) and intends to remain on Meetic’s Board.

Philippe Chainieux, Meetic Group’s Executive Vice President, said, “Meetic’s Executive Committee fully supports this transaction which, considering the globalization of the dating and matchmaking business, will offer Meetic new growth opportunities with the implementation of existing financial and industrial synergies between Match and Meetic.”

Match expects to file the public offer with the French Securities Regulator (Autorité des marchés financiers) within two to three weeks.  The offer will not be subject to a minimum tender condition.

Meetic is a French stock corporation, with its registered office in Paris.  It is the leader in the European online dating market currently established in 16 European countries, and is available in 13 languages. In 2010, Meetic posted sales of €186.0m and an EBITDA margin of 20.6%.  Meetic is listed in Compartment B of Euronext Paris of the NYSE Euronext (MEET.PA).  Match does not intend to de-list the Company following completion of the tender offer.

Match.com, the original dating website and pioneer of the online dating industry, has experienced record growth over the last year. Core revenue increased 18% to $93.3 million in first quarter 2011, driven by a 22% increase in subscribers. Through its subsidiary Match Pegasus, Match owns approximately 6.1 million shares of Meetic, representing approximately 27% of Meetic’s outstanding shares.  These shares were obtained in a 2009 transaction merging the European operations of Match.com and Meetic.

About Match.com

Founded in 1995, Match.com was the original dating website and pioneer of the online dating industry.  Throughout its fifteen year history, Match.com has been responsible for more dates, relationships and marriages than any other website.  The company’s comprehensive online dating services also include Chemistry.com, Singlesnet and People Media’s 27 targeted websites such as BlackPeopleMeet.com and SeniorPeopleMeet.com.  Today, Match.com operates leading subscription-based online dating sites in 25 countries, 8 languages and across five continents.  Match.com is an operating business of IAC and is headquartered in Dallas, Texas.  For more information, visit www.match.com.

About IAC

IAC (NASDAQ: IACI) operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

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Contacts

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Nick Stoumpas

(212) 314-7495

Nick.stoumpas@iac.com

IAC Corporate Communications:

Stacy Simpson

(212) 314-7470

Stacy.simpson@iac.com